UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
July 15, 2009
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-26366 (Commission File Number)	23-2812193 (IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania (Address of principal executive offices)	19072 (Zip Code)
(610) 668-4700
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 15, 2009, Royal Bank America (the “Bank”), a wholly-owned subsidiary of Royal Bancshares of Pennsylvania, Inc. (the “Company”), agreed to enter into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with each of the Federal Deposit Insurance Corporation (“FDIC”) and the Commonwealth of Pennsylvania Department of Banking (“Department”).
The material terms of the orders are identical and require the Bank to:
•	have and retain qualified management, and notify the FDIC and the Department of any changes in the Bank’s board of directors or senior management;

•	increase participation of the Bank’s board of directors in the Bank’s affairs by having the board assume full responsibility for approving the Bank’s policies and objectives and for supervising the Bank’s management;

•	eliminate all assets classified as “Loss” and formulate a written plan to reduce assets classified as “Doubtful” and “Substandard” at its regulatory examination;

•	develop a written plan to reduce delinquent loans, and restrict additional advances to borrowers with existing credits classified as “Loss,” “Doubtful” or “Substandard”;

•	develop a written plan to reduce the Bank’s commercial real estate loan concentration;

•	maintain, after establishing an adequate allowance for loan and lease losses, a ratio of Tier 1 capital to total assets (“leverage ratio”) equal to or greater than 8% and a ratio of qualifying total capital to risk-weighted assets (total risk-based capital ratio) equal to or greater than 12%. On March 31, 2009, the Bank’s leverage ratio and total risk-based capital ratio were 10.27% and 13.11%, respectively;

•	formulate and implement written profit plans and comprehensive budgets for each year during which the orders are in effect;

•	formulate and implement a strategic plan covering at least three years, to be reviewed quarterly and revised annually;

•	revise the liquidity and funds management policy and update and review the policy annually;

•	refrain from increasing the amount of brokered deposits held by the Bank and develop a plan to reduce the reliance on non-core deposits and wholesale funding sources;

•	refrain from paying cash dividends without prior approval of the FDIC and the Department;

•	refrain from making payments to or entering contracts with the Bank’s holding company or other Bank affiliates without prior approval of the FDIC and the Department;

•	submit to the FDIC for review and approval an executive compensation plan that incorporates qualitative as well as profitability performance standards for the Bank’s executive officers;

•	establish a compliance committee of the board of directors of the Bank with the responsibility to ensure the Bank’s compliance with the orders; and

•	prepare and submit quarterly reports to the FDIC and the Department detailing the actions taken to secure compliance with the orders.
The orders will remain in effect until modified or terminated by the FDIC and the Department.
Management believes it has already made significant progress toward meeting the terms of the orders. On March 31, 2009, the Bank was in compliance with the capital requirements stipulated in the orders, and expects to be in compliance when financial results for the second quarter, which ended June 30, 2009, are announced in August 2009. Over the past 18 months, the Bank has enhanced its management team with the hiring of a new Chief Credit Officer, a new Chief Financial Officer and a new head of commercial lending. In addition, when the Bank replaced its former President and Chief Executive Officer in late 2008, responsibilities were divided between two experienced bankers. Management is cooperating with representatives from the FDIC and the Department, and views its relationship with the FDIC and the Department and compliance with the terms of this order as a prescription for the continued financial strength of the Bank.
The foregoing description of the orders and the stipulation and consents does not purport to be complete and is qualified in its entirety by reference to the complete copies of the documents attached hereto as Exhibits 10.1 through 10.3, and are incorporated herein by reference.
On July 16, 2009, the Company issued a press release with respect to the foregoing matters, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

10.1	FDIC Stipulation and Consent to the Issuance of an Order to Cease and Desist.

10.2	FDIC Order to Cease and Desist.

10.3	Pennsylvania Department of Banking Stipulation and Consent and Order to Cease and Desist.

99.1	Press release, dated July 16, 2009, of Royal Bancshares of Pennsylvania, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: July 16, 2009	By:	/s/ James J. McSwiggan, Jr.
James J. McSwiggan, Jr.
President and Chief Operating Officer